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                       September 20, 2022

       Douglas R. Lebda
       Chief Executive Officer
       LendingTree, Inc.
       1415 Vantage Park Dr., Suite 700
       Charlotte, North Carolina 28203

                                                        Re: LendingTree, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-34063

       Dear Mr. Lebda:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Finance
       cc:                                              Shane Tintle